Exhibit S

EX. FILING FEES

Calculation of Filing Fee Tables

Form N-2

(Form Type)

Calamos Convertible Opportunities and Income Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common shares, no par value	457(o)(1)	--	--	$123,086,227.75	. 0.0001531	$18,844.50
Fees to Be Paid	Equity	Preferred shares, no par value	456(b) and 457(r)(2)	--	--	--	--	--
Fees to Be Paid	Debt	Debt securities	456(b) and 457(r)(2)	--	--	--	--	--
Fees Previously Paid	--	--	--	--	--	--	--	--
Carry Forward Securities
Carry Forward Securities	Equity	Common shares, no par value per share	Rule 415(a)(6)	(3)	(3)	$76,913,772.25(4)	0. 0001212		N-2	333-262969	February 24, 2022	$$9,321.95
Carry Forward Securities	Equity	Preferred shares, no par value	456(b) and 457(r)(2)	--	--	--	--	--	N-2	333-262969	February 24, 2022
Carry Forward Securities	Debt	Debt securities	456(b) and 457(r)(2)	--	--	--	--	--	N-2	333-262969	February 24, 2022
	Total Offering Amounts					$200,000,000.00		$18,844.50
	Total Fees Previously Paid							--
	Total Fee Offsets							$0
	Net Fee Due							$18,844.50

(1) An indeterminate number of common shares is being registered as may from time to time be offered, on an immediate, continuous or delayed basis, at indeterminate prices.

(2) In accordance with Rules 456(b) and 457(r) promulgated under the Securities Act of 1933, as amended, the registrant is deferring payment of all registration fees. Any registration fees will be paid subsequently in advance or on a pay-as-you-go basis.

(3) An indeterminate number of common shares was registered as may from time to time be offered, on an immediate, continuous or delayed basis, at indeterminate prices.

(4) Pursuant to Rule 415(a)(6) under the Securities Act, this registration statement includes $76,913,772.25 of unsold common shares of beneficial interest (the “Unsold Carryforward Shares”) that were previously registered for sale under the Registrant’s prior registration statement on Form N-2ASR (File No. 333-262969) effective February 24, 2022. The Unsold Carryforward Shares were paid for with a registration fee credit attributable to unsold securities under the Registrant’s registration statement on Form N-2 (File No. 333-229042) effective March 1, 2019. The Registrant previously paid filing fees of $9,321.95 in connection with such Unsold Carryforward Shares.